                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-4 EF
             Registration Statement Under the Securities Act of 1933

                         ALLIANCE BANCSHARES CALIFORNIA
             (Exact Name of Registrant as Specified in Its Charter)

                CALIFORNIA                                6021
        -----------------------------         ---------------------------
        (State or Other Jurisdiction          (Primary Standard Industrial
      of Incorporation or Organization)        Classification Code Number)

                                   91-2124567
                               ------------------
                                (I.R.S. Employer
                              Identification No.)

  100 CORPORATE POINTE, SUITE 110, CULVER CITY, CALIFORNIA 90230; (310)410-9281
  -----------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

         100 CORPORATE POINTE, SUITE 110, CULVER CITY, CALIFORNIA 90230
         --------------------------------------------------------------
                    (Address of Principal Place of Business)

                         CURTIS REIS, PRESIDENT AND CEO
 100 CORPORATE POINTE, SUITE 110, CULVER CITY, CALIFORNIA 90230, (310) 410-9281
 ------------------------------------------------------------------------------
               (Name, Address and Telephone of Agent for Service)

                                    Copy to:
             Debra L. Barbin, Esq., Gary Steven Findley & Associates
      1470 North Hundley Street, Anaheim, California 92806, (714) 630-7136

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________________________.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________________________.

                         CALCULATION OF REGISTRATION FEE

===================================================================================================
Title of each Class                                        Proposed Maximum
of Securities to       Amount to be     Offering Price     Aggregate                  Amount of
be Registered          Registered(1)    Per Unit           Offering Price(2)      Registration Fee
---------------------------------------------------------------------------------------------------
Common stock(1)        4,505,079        $2.00              $9,010,158             $2,253
(No Par Value)
===================================================================================================

(1) Represents the maximum number of shares of the Registrant's common stock to be issued in connection with the reorganization described herein.

(2) Estimated pursuant to Rule 457(f)(1) solely for the purpose of calculating the registration fee based on the market value of the securities to be received by the Registrant as determined on March 30, 2001.

                                  Alliance Bank
                         100 Corporate Pointe, Suite 110
                          Culver City, California 90230
                                 (310) 410-9281

                                  May 31, 2001

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of Alliance Bank, which will be held at 100 Corporate Pointe, Suite 110, Culver City, California on Friday, June 29, 2001 at 10:00 a.m. The purpose for this Special Meeting of Shareholders is for shareholders to vote on a Plan of Reorganization and Merger Agreement, which details the reorganization of Alliance Bank. Following the reorganization, Alliance Bank will become a wholly owned subsidiary of a new holding company, Alliance Bancshares California. In the reorganization, all of the shareholders of Alliance Bank will become shareholders of Alliance Bancshares California. The reorganization is subject to certain conditions including shareholder and regulatory approvals.

Alliance Bank is requesting your proxy to vote in favor of the plan of reorganization. As part of the reorganization, each share of Alliance Bank common stock will be converted into one share of Alliance Bancshares California common stock. The Board of Directors of Alliance Bank recommends that you vote for approval of the plan of reorganization. The plan of reorganization is attached as Exhibit A to the proxy statement/prospectus.

The accompanying proxy statement/prospectus contains information about Alliance Bancshares California and Alliance Bank and describes the conditions upon which the proposed reorganization will occur. A majority of the outstanding shares of Alliance Bank's common stock must vote in favor in order to approve the plan of reorganization, so we urge you to cast your vote.

To ensure that your vote is represented at this important meeting, please sign, date and return the proxy card in the enclosed envelope as promptly as possible.

                                                     Sincerely,


                                                     Curtis R. Reis
                                                     Chairman and President

Neither the Securities and Exchange Commission nor any state securities regulators have approved either the reorganization described in this proxy statement/prospectus or the Alliance Bancshares California common stock to be issued in the reorganization, nor have they determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

           The Date of this Proxy Statement/Prospectus is May 31, 2001

                    Notice of Special Meeting of Shareholders

                                  Alliance Bank

To: The Shareholders of
      Alliance Bank

Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, a Special Meeting of Shareholders of Alliance Bank will be held at 100 Corporate Pointe, Suite 110, Culver City, California on Friday, June 29, 2001, at 10:00 a.m., for the purpose of considering and voting upon a Plan of Reorganization and Merger Agreement. The plan of reorganization sets forth the terms of the reorganization of Alliance Bank into a wholly-owned subsidiary of a newly formed holding company, Alliance Bancshares California. As a result, all shareholders of Alliance Bank will receive for their shares of Alliance Bank's common stock an equal number of shares of Alliance Bancshares California's common stock. These transactions are more fully described in the enclosed proxy statement/prospectus, and in the plan of reorganization which is attached as Exhibit A to the proxy statement/prospectus.

The Board of Directors has fixed the close of business on April 30, 2001 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the meeting.

Since the affirmative vote of shareholders holding not less than a majority of the outstanding shares of Alliance Bank's common stock is required to ratify and confirm the plan of reorganization, it is essential that all shareholders vote. You are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting you may then withdraw your proxy. The proxy may be revoked at any time prior to its exercise.

                                        By Order of the Board of Directors


Dated: May 31, 2001                   __________________________________________
                                            Michael L. Abrams, Secretary

                        Proxy Statement of Alliance Bank
                  Prospectus of Alliance Bancshares California

Alliance Bank is providing this Proxy Statement of Alliance Bank and Prospectus of Alliance Bancshares California to shareholders of Alliance Bank in connection with the Special Meeting of Shareholders of Alliance Bank to be held at 100 Corporate Pointe, Suite 110, Culver City, California on June 29, 2001 at 10:00 a.m.

Shareholders of Alliance Bank will vote upon a proposal to approve the principal terms of the Plan of Reorganization and Merger Agreement. Under the plan of reorganization, shareholders of Alliance Bank will receive shares of Alliance Bancshares California common stock for their shares of Alliance Bank's common stock. After the reorganization, Alliance Bank will be the sole wholly-owned subsidiary of Alliance Bancshares California, and shareholders of Alliance Bank immediately before the reorganization will maintain their proportional interest in Alliance Bancshares California immediately after the reorganization.

You should rely only on the information contained in this proxy statement/prospectus or other information referred to in this document. Neither Alliance Bank nor Alliance Bancshares California has authorized anyone to provide you with different or other information. This proxy statement/prospectus is dated May 31, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of Alliance Bancshares California in the reorganization shall create any implication to the contrary.

                           Proxy Statement/Prospectus

                                Table of Contents

                                                                                                               Page
                                                                                                               ----
Summary of Proxy Statement/Prospectus.............................................................................1

Introduction......................................................................................................3

Revocability of Proxies...........................................................................................3

Persons Making The Solicitation...................................................................................4

Voting Securities.................................................................................................4

Shareholdings of Certain Beneficial Owners And Management.........................................................4

Section 16(a) Beneficial Ownership Compliance ....................................................................6

Bank Holding Company Reorganization And Merger
 Between Alliance Bank and ALL Merger Company.....................................................................6
         General  ................................................................................................6
         Recommendation of Directors..............................................................................6
         Reasons for the Reorganization: Benefits of the Use of Holding
           Company Form to the Shareholders of Alliance Bank......................................................7
         Description of the Reorganization and Merger
           between Alliance Bank and ALL Merger Company...........................................................7
         Ratification and Approval of the plan of reorganization: Effective Date..................................9
         Federal Income Tax Consequences..........................................................................9
         Comparison of Alliance Bank and Alliance Bancshares California:
           Analysis of Corporate Structures......................................................................10
         Authorized and Outstanding Stock........................................................................11
         Voting Rights...........................................................................................11
         Dividend Rights.........................................................................................12
         Assessment of Shares....................................................................................13
         Liquidation Rights......................................................................................13
         Preemptive Rights.......................................................................................13
         Directors...............................................................................................14
         Rights of Dissenting Shareholders of Alliance Bank......................................................14
         Corporate Operation and Management .....................................................................14

Operations Under Alliance Bancshares California..................................................................14
         Organization............................................................................................14
         Management and Directors of Alliance Bancshares California..............................................15
         Supervision and Regulation of Alliance Bancshares California............................................15
         Indemnification of Alliance Bancshares California's
          Directors and Officers ................................................................................17

                                Table of Contents

                                                                                                               Page
                                                                                                               ----
ALL Merger Company...............................................................................................18
         General Background......................................................................................18
         Initial Capitalization..................................................................................18

Alliance Bank....................................................................................................18
         General  ...............................................................................................18
         Banking Services........................................................................................19
         Competition.............................................................................................20
         Premises ...............................................................................................20
         Legal Proceedings.......................................................................................21
         Supervision and Regulation of Alliance Bank.............................................................21
         Capital Ratios .........................................................................................26

Selected Financial Information...................................................................................26

Price Range of Alliance Bank's Common Stock......................................................................26

Dividends........................................................................................................27

Unaudited Pro Forma Capitalization ..............................................................................27

Book Value of Alliance Bank's Common Stock ......................................................................28

Financial Statements And Related Matters.........................................................................28

Management of Alliance Bank .....................................................................................29
         Directors and Executive Officers .......................................................................29
         Executive Compensation..................................................................................30
         Compensation of Directors...............................................................................33

Legal Matters....................................................................................................33

Exhibit A: Plan of Reorganization and Agreement of Merger

                      Summary of Proxy Statement/Prospectus

This Summary is qualified in its entirety by the more detailed information appearing elsewhere herein.

Alliance Bank incorporated Alliance Bancshares California under California law for the purpose of becoming the holding company for Alliance Bank. Upon completion of the reorganization as described in the Plan of Reorganization and Merger Agreement, attached hereto as Exhibit A, the business activities of Alliance Bancshares California will initially consist solely of the operation of Alliance Bank as a wholly-owned bank subsidiary. It is possible that in the future Alliance Bancshares California may acquire or commence additional businesses; however, no specific acquisitions or new business activities are currently planned.

After the reorganization, Alliance Bank will continue its current business and operations as a California state-chartered bank under its current existing name. The existing charter and bylaws of Alliance Bank will not be substantially affected by the reorganization. See "Bank Holding Company Reorganization And Merger Between Alliance Bank And ALL Merger Company."

The principal executive offices of Alliance Bank and Alliance Bancshares California are located at 100 Corporate Pointe, Suite 110, Culver City, California 90230, and the telephone number is (310) 410-9281.

Description of The                Alliance Bancshares California will become the
 Reorganization                   holding company for Alliance Bank pursuant to
                                  the plan of reorganization. Under the plan of reorganization Alliance Bank organized ALL
                                  Merger Company as a wholly-owned subsidiary of Alliance Bancshares California. Alliance Bank will be merged with and into ALL Merger
                                  Company with Alliance Bank as the surviving corporation. The shareholders of Alliance Bank will receive shares of Alliance Bancshares
                                  California's common stock on a one-for-one basis for their shares of Alliance Bank's common stock. The shareholders of Alliance
                                  Bank will thus become the sole shareholders of Alliance Bancshares California in its form as the holding company for Alliance Bank. The reorganization is subject to certain conditions including shareholder and regulatory approvals. See "Bank Holding
                                  Company Reorganization And Merger Between
                                  Alliance Bank And ALL Merger Company -
                                  Description of the Reorganization and Merger between Alliance Bank and ALL Merger Company."

Reasons For The                   The reorganization will provide greater
 Reorganization                   flexibility for operations and future
                                  expansion. See "Bank Holding Company
                                  Reorganization And Merger Between Alliance
                                  Bank and All Merger Company -- Reasons for the
                                  Reorganization: Benefits of the Use of Holding
                                  Company Form to the Shareholders of Alliance
                                  Bank."

Tax Consequences of               The plan of reorganization is structured to
 The Reorganization               qualify the reorganization as a tax-free
                                  reorganization so that, among other things, no gain or loss will be recognized by the shareholders of Alliance Bank upon the exchange of their shares of Alliance Bank's common stock for shares of Alliance Bancshares
                                  California's common stock.

Market For Alliance               It is not anticipated that the Alliance
  Bancshares California Stock     Bancshares California common stock received by
                                  Alliance Bank's shareholders in the
                                  reorganization will be listed on any exchange nor will Alliance Bancshares California's common stock be more marketable than Alliance
                                  Bank's common stock. See "Price Range of
                                  Alliance Bank's Common Stock."

Management of                     The directors of Alliance Bancshares
 Alliance Bancshares California   California are, and will be, all of the
                                  current directors of Alliance Bank. The
                                  executive officers of Alliance Bancshares
                                  California will be the current executive officers of Alliance Bank. See "Management of
                                  Alliance Bank."

Regulation of                     Alliance Bancshares California will be subject
 Alliance Bancshares California   to the regulation of the Board of Governors of
                                  the Federal Reserve System under the Bank
                                  Holding Company Act of 1956, as amended. See
                                  "Operations Under Alliance Bancshares
                                  California -- Supervision and Regulation of
                                  Alliance Bancshares California."

Voting Rights of                  Each shareholder of Alliance Bank will be
 Shareholders                     entitled to cast one vote for each share of
                                  common stock held of record as of the close of business on April 30, 2001 in voting on the plan of reorganization. Directors and executive officers of Alliance Bank own, in the aggregate, approximately 41.43% of
                                  Alliance Bank's common stock entitled to vote on the plan of reorganization.

Shareholder Vote                  Approval of the plan of reorganization
 Required For Approval            requires the affirmative vote of a majority of
                                  the outstanding shares of Alliance Bank's common stock.

Dissenters'                       Rights California state law does not provide
                                  for the exercise of dissenter's rights in this transaction.

Other Information Concerning the Meeting

Time And Place                    The meeting will be held at 100 Corporate
Of Meeting                        Pointe, Suite 110, Culver City, California on
                                  June 29, 2001 at 10:00 a.m.

Additional                        For additional information, you may telephone
Information                       Curtis Reis, President of Alliance Bank, at
                                  (310) 410-9281.

                                  Introduction

Management is furnishing you with this proxy statement/prospectus in connection with the solicitation of proxies for use at the special meeting of Alliance Bank, to be held at 100 Corporate Pointe, Suite 110, Culver City, California on June 29, 2001 at 10:00 a.m., and at any and all adjournments thereof.

It is expected that Alliance Bank will mail this proxy statement/prospectus and accompanying notice and form of proxy to shareholders on or about May 31, 2001.

At the meeting, the shareholders will consider and vote on approval of the plan of reorganization. Under the plan of reorganization, Alliance Bank will become a wholly-owned subsidiary of the newly formed holding company, Alliance Bancshares California, as a result of which shareholders of Alliance Bank will receive on a one-for-one basis shares of Alliance Bancshares California's common stock for their shares of Alliance Bank's common stock. These transactions are more fully described in this proxy statement/prospectus, and in the plan of reorganization attached as Exhibit A.

                             Revocability of Proxies

A proxy for use at the meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of Alliance Bank an instrument revoking it, or a duly executed proxy bearing a later date. The Secretary of Alliance Bank is Michael L. Abrams, and any revocation should be filed with him at Alliance Bank, 100 Corporate Pointe, Suite 110, Culver City, California 90230. In addition, the powers of the proxyholders will be revoked if the person executing the proxy is present at the meeting and elects to vote in person. Subject to such revocation or suspension, the proxyholders will vote all shares represented by a properly executed proxy received in time for the meeting in accordance with the instructions on the proxy. If no instruction is specified with regard to the matter to be acted upon, the proxyholders will vote the shares represented by the proxy "for" approval of the principal terms of the plan of reorganization. If any other matter is presented at the meeting, the proxyholders will vote in accordance with the recommendations of management.

                         Persons Making The Solicitation

The Board of Directors of Alliance Bank is soliciting these proxies. Alliance Bank will bear the expense of preparing, assembling, printing and mailing this proxy statement/prospectus and the material used in the solicitation of proxies for the meeting. Alliance Bank contemplates that proxies will be solicited principally through the use of the mail, but officers, directors and employees of Alliance Bank may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, Alliance Bank may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. In addition, Alliance Bank may utilize the services of individuals or companies not regularly employed by Alliance Bank in connection with the solicitation of proxies, if management of Alliance Bank determines that this is advisable.

                                Voting Securities

On April 30, 2001, which management has fixed as the record date for purposes of determining the shareholders entitled to notice of, and to vote at, the meeting, 4,505,079 shares of Alliance Bank's common were issued and outstanding. Each holder of Alliance Bank's common stock will be entitled to one vote for each share of Alliance Bank's common stock held of record on the books of Alliance Bank as of the record date. The holders of not less than a majority of the outstanding shares of Alliance Bank's common stock must vote in favor in order to approve the plan of reorganization.

            Shareholdings of Certain Beneficial Owners And Management

Management of Alliance Bank knows of no person who owns, beneficially or of record, either individually or together with associates, 5 percent or more of the outstanding shares of Alliance Bank's common stock, except as set forth in the table below. The following table sets forth, as of April 30, 2001, the number and percentage of shares of Alliance Bank's outstanding common stock beneficially owned, directly or indirectly, by each of Alliance Bank's directors, named officers and principal shareholders and by the directors and executive officers of Alliance Bank as a group. The shares "beneficially owned" are determined under the Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the director, named officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of April 30, 2001. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. Management is not aware of any arrangements which may result in a change of control of Alliance Bank other than the proposed reorganization.

                                    Amount and Nature of
         Beneficial Owner(1)        Beneficial Ownership     Percent of Class(2)
--------------------------------    ---------------------    -------------------

Directors:
---------

Michael L. Abrams                          85,900(3)                1.88%
David B. Blenko                            10,000(4)                0.22%
Robert H. Bothner                         103,153(5)                2.27%
Lyn S. Caron                               86,750(6)                1.90%
Willie D. Davis                           527,123(7)               11.02%
Curtis S. Reis                            919,615(8)               19.82%
D. Gregory Scott                          110,421(9)                2.44%
Robert H. Thompson                        265,909(10)               5.74%

All Directors and Principal
Officers as a Group (10 in all)         2,189,691(11)              41.44%

Principal Shareholders

The Clark Estates, Inc.                   438,846(12)               9.56%
L. Sanford Reis                           247,000(13)               5.48%

------------------

(1) The mailing address for all management persons is c/o Alliance Bank, 100 Corporate Pointe, Culver City, California 90230.

(2) Based on information obtained from the Bank's records and from information furnished by beneficial owners of the common stock or their representatives.

(3) Includes 54,000 shares obtainable from the exercise of options and convertible subordinated debentures.

(4) Includes 10,000 shares obtainable from the exercise of options and convertible subordinated debentures.

(5) Includes 49,000 shares obtainable from the exercise of options and convertible subordinated debentures.

(6) Includes 53,000 shares obtainable from the exercise of options and convertible subordinated debentures.

(7) Includes 279,000 shares obtainable from the exercise of options and convertible subordinated debentures.

(8) Includes 135,000 shares obtainable from the exercise of options and convertible subordinated debentures. The amount listed excludes 247,000 shares of which Mr. Reis disclaims beneficial ownership. Such shares are held in the name of his father, L. Sanford Reis.

(9) Includes 29,000 shares obtainable from the exercise of options and convertible subordinated debentures.

(10) Includes 10,000 shares owned by a partnership of Mr. Thompson and his children. Also includes 129,000 shares obtainable from the exercise of options and convertible subordinated debentures.

(11) Includes 784,000 shares obtainable from the exercise of options and convertible subordinated debentures.

(12) Includes subordinated debentures convertible into 85,000 shares. The address of The Clark Estates, Inc. is 1 Rockefeller Plaza, 31st Floor, New York 10020.

(13)  Mr. Reis's address is 4200 Shell Road, Sarasota, Florida 34242.

                  Section 16(a) Beneficial Ownership Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Alliance Bank's directors and certain executive officers and persons who own more than ten percent of a registered class of Alliance Bank's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Federal Reserve Board. The Reporting Persons are required by the Federal Reserve Board's regulation to furnish Alliance Bank with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from the Reporting Persons that no Forms 5 were required for those persons, Alliance Bank believes that, during 2000 the Reporting Persons complied with all filing requirements applicable to them.

                 Bank Holding Company Reorganization And Merger
                  Between Alliance Bank And ALL Merger Company

General

Alliance Bank is asking its shareholders to consider and approve the plan of reorganization. Under the plan of reorganization, the business of Alliance Bank will be conducted as a wholly-owned subsidiary of Alliance Bancshares California. If the plan of reorganization is approved, the current shareholders of Alliance Bank will exchange their shares of Alliance Bank's common stock for shares of Alliance Bancshares California's common stock on a one-for-one basis. For accounting purposes, the transaction will be accounted for in a manner similar to that of a pooling of interests whereby the assets and liabilities of the combining banks will be combined at their recorded amounts.

The Board of Directors of Alliance Bank approved the plan of reorganization on March 23, 2001, and directed that the plan of reorganization be submitted to the shareholders of Alliance Bank. The Board of Directors of Alliance Bank recommends that the shareholders approve the plan of reorganization.

The detailed terms and conditions of the reorganization are set forth in the plan of reorganization attached to this proxy statement/prospectus as Exhibit A. The statements made in this proxy statement/prospectus regarding the plan of reorganization are qualified in their entirety by the more detailed information appearing in the plan.

Recommendation of Directors

The Board of Directors of Alliance Bank has approved the terms and conditions of the plan of reorganization. The Board of Directors of Alliance Bank furthermore recommends that the shareholders of Alliance Bank approve the plan of reorganization.

Reasons for the Reorganization: Benefits of the Use of Holding
Company Form to the Shareholders of Alliance Bank

As stated above, the Board of Directors of Alliance Bank has approved the plan of reorganization and believes that the reorganization is in the best interests of Alliance Bank and its shareholders, and recommends that the shareholders vote in favor of approval of the plan of reorganization.

Management and the Board of Directors of Alliance Bank believe that the formation of a bank holding company, under which Alliance Bank will operate, will result in a more flexible entity for operations and growth.

Management expects that Alliance Bancshares California will facilitate growth within the banking field and in areas related to banking, either by the creation of new subsidiaries or the acquisition of existing companies. For example, in the event an opportunity for the acquisition of another bank were to develop, it might be desirable to maintain the separate existence of the other bank rather than merge it into Alliance Bank. Neither Alliance Bank nor Alliance Bancshares California are currently considering any acquisitions.

The bank holding company structure will also provide a framework for restructuring certain of Alliance Bank's existing departments or subsidiaries into separate operating subsidiaries of Alliance Bancshares California, although no plans for restructuring are being considered at this time.

Many major banking institutions in the United States and in California have reorganized into bank holding companies and Alliance Bank's Board of Directors believes that the reorganization is desirable for Alliance Bank to maintain and enhance its competitive position.

Description of the Reorganization and Merger between Alliance Bank and ALL Merger Company

At the direction of the Board of Directors of Alliance Bank, management incorporated Alliance Bancshares California for the purpose of becoming a bank holding company under the laws of the State of California. ALL Merger Company, which is wholly-owned by Alliance Bancshares California, was also organized as a California corporation. The reorganization will be accomplished by merging Alliance Bank with ALL Merger Company pursuant to the terms of the plan of reorganization. Upon completion of the reorganization, Alliance Bank will be the surviving entity and the name will remain Alliance Bank. Upon the effective date of the reorganization, the shares of capital stock of the respective parties to the plan of reorganization shall be converted as follows:

1. Each share of Alliance Bank's outstanding common stock shall be converted into a share of Alliance Bancshares California's common stock. Shareholders of Alliance Bank will not be required to exchange their present share certificates for new certificates evidencing shares of Alliance Bancshares California's common stock. Rather, their current share certificates of Alliance Bank will be deemed to represent shares of Alliance Bancshares California's common stock. Options to purchase shares of Alliance Bank's common stock shall be assumed by Alliance Bancshares California with the same terms and conditions and for the same number of shares of Alliance Bancshares California's common stock. Each outstanding warrant to purchase Alliance Bank common stock shall be converted into a warrant to purchase Alliance common stock. And, each outstanding optional convertible subordinated debenture of Alliance Bank shall continue to be an optional convertible subordinated debenture of the Bank upon the same terms and conditions, except that, in accordance with and under the terms set forth therein, the debentures shall convert into shares of Alliance Bancshares California rather than into shares of Alliance Bank.

2. The shares of common stock of ALL Merger Company outstanding immediately prior to the reorganization will be converted into an equal number of shares of the surviving bank and be owned by Alliance Bancshares California.

3. The shareholders of Alliance Bank will become shareholders of Alliance Bancshares California. There are no anticipated changes in Alliance Bank's shareholders' relative equity ownership interest in Alliance Bank's assets. As shareholders of the Alliance Bancshares California, Alliance Bank's shareholders will have essentially the same rights to govern that corporation's activities as they have with respect to Alliance Bank. However, as shareholders of Alliance Bancshares California, they will not be entitled to vote on matters requiring the approval of Alliance Bank's shareholders as Alliance Bancshares California will own 100 percent of Alliance Bank. Shareholders of Alliance Bancshares California will be entitled to vote on those matters affecting Alliance Bancshares California. A discussion of those rights is contained in the section entitled, "Bank Holding Company Reorganization And Merger Between Alliance Bank and ALL Merger Company -- Comparison of Alliance Bank and Alliance Bancshares California: Analysis of Corporate Structures."

4. Alliance Bancshares California will adopt the Alliance Bank 1996 Stock Option Plan which will automatically, and without further action on the part of the shareholders, become the stock option plan of Alliance Bancshares California. All options previously granted will become an equal number of options to purchase shares of Alliance Bancshares California instead of shares of Alliance Bank.

Upon the completion of the reorganization, the existing directors of Alliance Bank will serve as the directors of the surviving bank. The surviving bank will operate under the charter of Alliance Bank. The following eight persons who currently serve as directors of Alliance Bank, are expected to serve as directors of the surviving bank after the reorganization:

         Michael L. Abrams
         David B. Blenko
         Robert H. Bothner
         Lyn S. Caron
         Willie D. Davis
         Curtis S. Reis
         D. Gregory Scott
         Robert H. Thompson

Ratification and Approval of the Plan of Reorganization:  Effective Date

Approvals of applications in connection with the proposed reorganization must be obtained from the Federal Reserve, FDIC and the California Department of Financial Institutions. Applications for the necessary approvals will be made with those regulatory agencies. If any of the above regulatory agencies should fail to give the required approval for this transaction within a reasonable time, the Board of Directors of Alliance Bank reserves the right, in its sole discretion, to terminate and cancel the plan of reorganization. It is presently contemplated that the effective date of the reorganization will be in the fourth quarter of 2001, but it could be earlier or later, depending upon the timing of the applications to these agencies and receipt of approvals from them.

Completion of the reorganization between Alliance Bank and ALL Merger Company is conditioned upon obtaining the required shareholder and regulatory approvals. Approval of the reorganization by Alliance Bank's shareholders can only be obtained if the affirmative vote of the holders of not less than a majority of the outstanding shares of Alliance Bank's common stock is obtained. The directors of Alliance Bank, ALL Merger Company and Alliance Bancshares California have approved the plan of reorganization. However, if any action, suit, or proceeding should be threatened or instituted with respect to the proposed reorganization, the Board of Directors of Alliance Bank reserves the right, in its sole discretion, to terminate the transaction at any time before the effective date.

If the shareholders of Alliance Bank should fail to approve the plan of reorganization, or if the transaction is otherwise terminated as provided above, then the business of Alliance Bank shall continue to operate under the ownership of its existing shareholders as it has prior to the adoption of the plan of reorganization.

It is estimated at this time that the total expenses of the reorganization are approximately $40,000, and these expenses will be borne appropriately by the respective parties.

Should the plan of reorganization be terminated or canceled for any of the reasons set forth above or in the attached Plan, such termination or cancellation will not result in any liability on the part of Alliance Bank, Alliance Bancshares California, or any of their respective directors, officers, employees, agents or shareholders.

Federal Income Tax Consequences

The plan of reorganization has been structured to qualify the reorganization as a tax free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended. The Board of Directors of Alliance Bank has reserved the right and intends to terminate the plan of reorganization unless satisfactory rulings regarding the nontaxability of the proposed transaction are received from the Internal Revenue Service, or Alliance Bank is otherwise satisfied by its accountants regarding the nontaxability of the reorganization.

If the reorganization is treated as a tax-free reorganization, it will have the following federal income tax consequences:

1. No gain or loss will be recognized by Alliance Bank or any of the other parties to the reorganization as a result of the reorganization.

2. No gain or loss will be recognized by the shareholders of Alliance Bank upon the exchange of their shares of Alliance Bank's common stock solely for shares of Alliance Bancshares California's common stock.

3. The basis and holding periods of the assets exchanged between the parties to the reorganization shall remain the same as those prior to the reorganization.

4. The basis of the shares of Alliance Bancshares California's common stock to be received by shareholders of Alliance Bank will be the same as the basis of the shares of Alliance Bank's common stock surrendered in exchange therefor.

5. The holding period of the shares of Alliance Bancshares California's common stock to be received by shareholders of Alliance Bank will include the holding period of the shares of Alliance Bank's common stock surrendered in exchange therefor, provided that such stock is held as a capital asset on the date of the completion of the reorganization.

Management cannot advise individual shareholders and prospective shareholders of the proper tax consequences or suggest the methods of reporting the reorganization. Each shareholder or prospective shareholder is advised to contact his or her accountant or tax counsel with respect to the reorganization and the means of reporting the transaction as well as regarding the state and local tax consequences which may or may not parallel the federal income tax consequences.

Comparison of Alliance Bank and Alliance Bancshares California: Analysis of Corporate Structures

The following chart constitutes a summarization of a comparison between Alliance Bank and Alliance Bancshares California. Reference should be made to the detailed explanations included in this proxy statement/prospectus, and this summary is qualified in its entirety by said detailed explanations.

                                           Alliance Bank                     Alliance Bancshares California
              Item                             Stock                                     Stock
-----------------------------     --------------------------------          ----------------------------------
Authorized and                    10,000,000 shares of common               20,000,000 shares of common
Outstanding                       stock, no par value, with                 stock, no par value; total shares to
                                  4,505,079 shares outstanding as           be outstanding immediately prior
                                  of April 30, 2001.  1,000,000             to the reorganization is 100.
                                  shares of serial preferred stock          20,000,000 shares of serial
                                  with no shares outstanding as of          preferred stock, with no shares
                                  April 30, 2001.                           outstanding immediately prior to
                                                                            the reorganization.

Voting Rights                     One vote per share with                   One vote per share with
                                  cumulative voting in the election         cumulative voting in the election
                                  of directors if the requirements          of directors if the requirements for
                                  for cumulative voting are                 cumulative voting are satisfied.
                                  satisfied.

Dividend Rights                   As declared by the Board of               As declared by the Board of
                                  Directors subject to the laws in          Directors subject to the laws in
                                  the California Banking Law and            the California General
                                  applicable federal law.                   Corporation Law and applicable
                                                                            federal law.

Assessment                        Nonassessable.                            Nonassessable.

Liquidation Rights                Pro rata after payment of debts.          Pro rata after payment of debts.

Redemption                        Alliance Bank may redeem its              Alliance Bancshares California
                                  shares under restrictive                  may redeem its shares under
                                  conditions of the California              restrictive conditions of the
                                  Financial Code.                           California General Corporation
                                                                            Law.

Preemptive Rights                 None.                                     None.

Number of Directors               Fixed in accordance with the              Fixed in accordance with the
                                  Bylaws.                                   Bylaws.

Authorized and Outstanding Stock

Alliance Bank currently has an authorized capitalization of 10,000,000 shares of common stock, no par value. Of these authorized capital shares, 4,505,079 shares of Alliance Bank's common stock were issued and outstanding as of April 30, 2001. Alliance Bank also has authorized 1,000,000 shares of serial preferred stock, no par value, of which no shares were issued and outstanding as of April 30, 2001. Alliance Bank also has 450,000 shares of its common stock reserved for issuance upon exercise of options pursuant to the Alliance Bank 1996 Stock Option Plan, 100,000 shares subject to issuance upon the exercise of outstanding warrants and has outstanding optional convertible subordinated debentures convertible into 1,250,000 shares

Alliance Bancshares California has an authorized capitalization of 20,000,000 shares of common stock, no par value and 20,000,000 shares of preferred stock, no par value. Of these authorized capital shares, 100 shares of Alliance Bancshares California's common stock were issued and outstanding as of April 30, 2001.

Voting Rights

All voting rights are vested in the holders of common stock of Alliance Bank and Alliance Bancshares California, each share being entitled to one vote, except with respect to the election of directors, as described below.

For the election of directors, California law provides that every shareholder entitled to vote may cumulate votes for candidates in nomination and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's shares are entitled, or distribute the shareholder's votes on the same principal among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. However, a shareholder may cumulate votes only for a candidate or candidates whose names have been placed in nomination prior to the voting, and only if the shareholder has given notice at the meeting prior to the voting at such meeting of his or her intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate votes for candidates in nomination. The shareholders of Alliance Bank now have cumulative voting rights, and the shareholders of Alliance Bancshares California will have the same voting rights, as described above.

Dividend Rights

Holders of Alliance Bank common stock are entitled to dividends legally available therefor, when and as declared by Alliance Bank's Board of Directors. The California Financial Code provides that a bank may not make a cash distribution to its shareholders in an amount which exceeds the lesser of:

o     the retained earnings, or

o the net income of the bank for its last three fiscal years, less the amount of any distributions made by the bank to its shareholders during such period.

However, a bank may, with the approval of the Commissioner of Financial Institutions, make a distribution to its shareholders in an amount not exceeding the greatest of

o     the retained earnings of the bank,

o     the net income of the bank for its last fiscal year, or

o     the net income of the bank for its current fiscal year.

If the Commissioner of Financial Institutions finds that the shareholders' equity of a bank is not adequate or that the payment of a dividend would be unsafe or unsound for the bank, the Commissioner of Financial Institutions may order the bank not to pay any dividend to the shareholders.

In addition, under the Financial Institutions Supervisory Act of 1966, as amended, the FDIC also has the authority and general enforcement powers to prohibit a bank from engaging in practices which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of Alliance Bank and other factors, that the FDIC could assert that the payment of dividends or other payments might under some circumstances be such an unsafe or unsound practice and thereby prohibit such payment. The Federal Deposit Insurance Corporation

Improvement Act of 1991 further prohibits a bank from paying a dividend if the dividend payment would result in the bank failing to meet any of its minimum capital requirements.

The shareholders of Alliance Bancshares California will be entitled to receive dividends when and as declared by its Board of Directors, out of funds legally available for the payment of dividends, as provided in the California General Corporation Law. The California General Corporation Law provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout at least equal the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may, nevertheless, make a distribution, if it meets both the "quantitative solvency" and the "liquidity" tests, as set forth in the Law. In general, the quantitative solvency test requires that the sum of the assets of the corporation equal at least 1-1/4 times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities, or, if the average of the earnings of the corporation before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, then current assets must equal at least 1-1/4 times current liabilities. In certain circumstances, Alliance Bancshares California may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of Alliance Bancshares California.

Assessment of Shares

Shares of Alliance Bank are not subject to assessment and shares of Alliance Bancshares California also will not be subject to assessment.

Liquidation Rights

The holders of Alliance Bank common stock are entitled to share equally in Alliance Bank's assets legally available for distribution in the event of liquidation or dissolution. Similarly, holders of Alliance Bancshares California common stock will have a pro rata right to participate in the Alliance Bancshares California's assets legally available for distribution in the event of liquidation or dissolution.

Preemptive Rights

The holders of Alliance Bank's common stock do not have preemptive rights to subscribe to any additional shares of Alliance Bank's common stock being issued. The holders of Alliance Bancshares California's common stock also do not have preemptive rights to subscribe to any additional shares of Alliance Bancshares California's common stock being issued. Therefore, shares of Alliance Bancshares California's common stock or other securities may be offered in the future to the investing public or to shareholders at the discretion of Alliance Bancshares California's Board of Directors, and such other securities may have rights that are senior to those of the shares of Alliance Bancshares California's common stock.

Directors

Alliance Bank's Bylaws authorize its Board of Directors or shareholders to designate the number of directors at any number from 7 to 13 with certain limitations, and Alliance Bancshares California's Bylaws authorize its Board of Directors or shareholders to designate the number of directors at any number from 6 to 11. Alliance Bancshares California's initial Board of Directors will have 8 members, and there are no current plans to change the size of Alliance Bancshares California's Board of Directors from 8.

Rights of Dissenting Shareholders of Alliance Bank

California state law does not provide for exercise of dissenters' rights in the context of the reorganization.

Corporate Operation and Management

The Articles of Incorporation and Bylaws of Alliance Bank and of Alliance Bancshares California are substantially similar in all material provisions, except with respect to provisions in Alliance Bank's Articles of Incorporation and Bylaws required by California Financial Code and applicable only to banks.

                 Operations Under Alliance Bancshares California

Organization

Alliance Bancshares California was organized and incorporated under the laws of the State of California on February 17, 2000, at the direction of the Board of Directors of Alliance Bank for the purpose of becoming a bank holding company to acquire all of the outstanding capital stock of Alliance Bank. The principal location of Alliance Bancshares California and its operations will be at the head office of Alliance Bank located at 100 Corporate Pointe, Suite 110, Culver City, California 90230.

In order to effect the reorganization and to initially capitalize Alliance Bancshares California, Curtis Reis, Chairman of Alliance Bancshares California loaned $30,000 to Alliance Bancshares California. In addition, Curtis Reis has purchased 100 shares of the common stock of Alliance Bancshares California at an aggregate purchase price of $150 for an aggregate capitalization of $30,150. Upon the completion of the reorganization, the loans will be repaid and the 100 shares of Alliance Bancshares California's common stock will be repurchased and canceled by Alliance Bancshares California for the sum of $150. Presently, 100 shares of Alliance Bancshares California's common stock are outstanding, and Alliance Bancshares California will have no additional stock issued until after the shareholders of Alliance Bank have approved the plan of reorganization.

Management and Directors of Alliance Bancshares California

The present Board of Directors of Alliance Bancshares California is composed of eight directors, and consists of the following individuals:

         Michael L. Abrams
         David B. Blenko
         Robert H. Bothner
         Lyn S. Caron
         Willie D. Davis
         Curtis S. Reis
         D. Gregory Scott
         Robert H. Thompson

Upon completion of the reorganization, the business of Alliance Bank will be conducted as a subsidiary of Alliance Bancshares California, and will be carried on with the same officers, personnel, property and name as before the transaction. Alliance Bancshares California will not pay its executive officers any amounts in addition to the amounts they receive as executive officers of Alliance Bank.

The following directors and officers of Alliance Bank have agreed to serve as the initial directors and officers of Alliance Bancshares California:

         Name              Position with Alliance Bank                 Position with Alliance Bancshares
------------------------   ----------------------------                ---------------------------------
Michael L. Abrams          Director, Secretary                         Director, Secretary
David B. Blenko            Director                                    Director
Robert H. Bothner          Vice Chairman, Director                     Vice Chairman, Director
Lyn S. Caron               Director, Exec. Vice President              Director, Exec. Vice President
Willie D. Davis            Director                                    Director
Daniel T. Jackson          Exec. Vice President and Sr.                Executive Vice President and Sr.
                           Loan Officer                                Loan Officer
Andrew Reid                Exec. Vice President and Cashier            Executive Vice President and Cashier
Curtis S. Reis             Chairman, Director, President and           Chairman, Director, President and
                           Chief Executive Officer                     Chief Executive Officer
D. Gregory Scott           Director                                    Director
Robert H. Thompson         Director                                    Director

The business of Alliance Bank will be carried on after the reorganization, with the same officers, employees and properties, and the Alliance Bancshares California directors shall serve until their successors have been duly elected and qualified at Alliance Bancshares California's next Annual Meeting of Shareholders.

Supervision and Regulation of Alliance Bancshares California

Upon completion of the reorganization, Alliance Bancshares California will become a bank holding company within the meaning of the Bank Holding Company Act, and will become subject to the supervision and regulation of the Federal Reserve. A notice application for prior approval to become a bank holding company will be filed by Alliance Bancshares California with the Federal Reserve pursuant to the Bank Holding Company Act.

As a bank holding company, Alliance Bancshares California will be required to register with the Federal Reserve within 180 days after the reorganization is completed, and, thereafter, to file annual reports and other information concerning its business operations and those of its subsidiaries as the Federal Reserve may require pursuant to the Bank Holding Company Act. The Federal Reserve also has the authority to examine Alliance Bancshares California and each of its respective subsidiaries, as well as any arrangements between Alliance Bancshares California and any of its respective subsidiaries, with the cost of any such examination to be borne by Alliance Bancshares California.

In the future, Alliance Bancshares California will be required to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of voting securities of any bank if, after giving effect to such acquisition, Alliance Bancshares California would own or control more than 5 percent of the voting shares of such bank.

A bank holding company and its subsidiaries are also prohibited from engaging in certain tie-in arrangements in connection with extensions of credit, leases, sales, or the furnishing of services. For example, Alliance Bank will generally be prohibited from extending credit to a customer on the condition that the customer also obtain other services furnished by Alliance Bancshares California, or any of its subsidiaries, or on the condition that the customer promise not to obtain financial services from a competitor. Alliance Bancshares California and its subsidiaries will also be subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

Alliance Bancshares California and any subsidiaries which it may acquire or organize after the Reorganization will be deemed affiliates of Alliance Bank within the meaning of the Federal Reserve Act. Pursuant thereto, loans by Alliance Bank to affiliates, investments by Alliance Bank in affiliates' stock, and taking affiliates' stock by Alliance Bank as collateral for loans to any borrower will be limited to 10 percent of Alliance Bank's capital, in the case of each affiliate, and 20 percent of Alliance Bank's capital, in the case of all affiliates. In addition, such transactions must be on terms and conditions that are consistent with safe and sound banking practices and, in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as that term is defined in the Federal Reserve Act. Such restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts.

A bank holding company is also prohibited from itself engaging in or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in nonbanking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve by order or regulation to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making these determinations, the Federal Reserve considers whether the performance of such activities by a bank holding company or a bank holding company subsidiary would offer advantages to the public which outweigh possible adverse effects.

Federal Reserve Regulation Y sets out those activities which are regarded as closely related to banking or managing or controlling banks, and thus, are permissible activities that may be engaged in by bank holding companies subject to approval in certain cases by the Federal Reserve. Most of these activities are now permitted for national banks. There has been litigation challenging the validity of certain activities authorized by the Federal Reserve for bank holding companies, and the Federal Reserve has various regulations in this regard still under consideration. The future scope of permitted activities is uncertain.

Although Alliance Bancshares California has no present plans, agreements or arrangements to engage in any nonbanking activities, Alliance Bancshares California may consider in the future engaging in one or more of the above activities, subject to the approval of the Federal Reserve.

Directors, executive officers, and principal shareholders of Alliance Bancshares California will be subject to restrictions on the sale of their Alliance Bancshares California stock under Rule 144 as promulgated under the Securities Act.

Indemnification of Alliance Bancshares California's
Directors and Officers

Alliance Bancshares California's Articles of Incorporation and Bylaws provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law.

The indemnification law of the State of California generally allows indemnification, in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: amounts paid in settling or otherwise disposing of a pending action without court approval; expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; or matters which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified.

The Bylaws provide that Alliance Bancshares California will indemnify its directors, officers and employees and that such right to indemnification shall be a contract right. The Bylaws also provide that Alliance Bancshares California may purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Alliance Bancshares California would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of the Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Alliance Bancshares California pursuant to the foregoing, Alliance Bancshares California has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                               ALL Merger Company

General Background

At the direction of the Board of Directors of Alliance Bank, ALL Merger Company was incorporated on February 17, 2000. It was organized to facilitate the reorganization. On the effective date of the reorganization, Alliance Bank will merge with ALL Merger Company, with Alliance Bank as the surviving entity.

Initial Capitalization

ALL Merger Company was initially capitalized through the purchase of 100 shares of its common stock by Alliance Bancshares California for an aggregate sum of $100.00. The 100 shares of capital stock of ALL Merger Company issued and outstanding immediately prior to the date of reorganization shall be converted into and exchanged by Alliance Bancshares California for 100 shares of Alliance Bank common stock. ALL Merger Company will disappear and all of the outstanding shares of Alliance Bank common stock will be owned by Alliance Bancshares California.

                                  Alliance Bank

General

Alliance Bank was incorporated under the laws of the State of California on July 11, 1979, and was licensed by the Commissioner of Financial Institutions and commenced operations as a California state-chartered bank on May 15, 1980. Alliance Bank is engaged in substantially all of the business operations customarily conducted by independent commercial banks in California. Alliance Bank provides a wide range of commercial banking services primarily for small and medium-sized businesses. Services include those traditionally offered by commercial banks, such as checking, interest-bearing checking ("NOW") and savings accounts, money market deposit accounts and time certificates, commercial, real estate, construction, Small Business Administration, personal, home improvement, automobile and other installment and term loans and account receivable loans, travelers' checks and telephone transfers; however, Alliance Bank places special emphasis on services tailored to meet the needs of the professional and business market. Alliance Bank does not have a trust department. As of February 15, 2001, Alliance Bank employed 36 full-time and no part-time employees. As of December 31, 2000, Alliance Bank had total assets of $125 million of which $97 million were loans, exclusive of loan loss reserves. Alliance Bank also had $112 million in interest-bearing and noninterest-bearing deposits. Total capital of Alliance Bank as of December 31, 2000 was $9.0 million. In addition, the allowance for loan losses for the same period was $2.0 million.

On May 10, 2001 Alliance Bank discovered a customer overdraft in the approximate amount of $201,000 which is required by law to be immediately charged to the allowance for loan loss. The allowance following this charge-off may no longer be adequate based upon the most recent quarterly review of the same. There are presently on Alliance Bank's books two additional unsecured loans to the same customer totaling $580,000 which are not presently in default.

The three general areas in which Alliance Bank has directed virtually all of its lending activities are real estate loans, commercial loans and construction loans. As of December 31, 2000, these three categories accounted for approximately 33, 31 and 32 percent, respectively, of Alliance Bank's loan portfolio.

Alliance Bank's deposits are attracted primarily from commercial enterprises and individuals. As of December 31, 2000, Alliance Bank had approximately $24 million in demand deposits, $32 million in savings deposits, and $57 million in total time deposits; as compared with approximately $19 million in demand deposits, $24 million in savings deposits, and $60 million in total time deposits as of December 31, 1999.

The principal sources of Alliance Bank's income are interest, fees and other charges from Alliance Bank's loan portfolio, interest income on Alliance Bank's investments, and account service charges to Alliance Bank's depositors and other fee and noninterest income. For the year ended December 31, 2000, these sources comprised approximately 86, 8 and 5 percent, respectively, of Alliance Bank's total income for said period; and, 85, 7 and 7 percent, respectively, of Alliance Bank's total income in 1999.

In June, 2000, Alliance Bank, the FDIC and the California Department of Financial Institutions entered into a Memorandum of Understanding. Alliance Bank's management has embarked on a program to address each of the Memorandum's elements and believes that substantial progress has been made. Federal regulations prohibit disclosure of the specific elements of the Memorandum.

Banking Services

Alliance Bank is a locally owned and operated bank, and its primary service area is the city of Culver City, California. Alliance Bank's primary business is servicing the banking needs of these communities and its marketing strategy stresses its local ownership and commitment to serve the banking needs of local businesses, including retail, professional and real estate-related activities in Alliance Bank's primary service areas and individuals living and working in those service areas. Alliance Bank offers a broad range of services to individuals and businesses in its primary service area with an emphasis upon efficiency and personalized attention. Alliance Bank provides specialized services to small businesses, middle market companies and professional firms. Alliance Bank offers personal and business checking and savings accounts (including individual interest-bearing negotiable orders of withdrawal ("NOW") and money market accounts), IRA accounts, time certificates of deposit and direct deposit of social security, pension and payroll checks. Alliance Bank also makes available commercial, construction, accounts receivable, automobile, home improvement, real estate, commercial real estate, Small Business Administration and installment loans (as well as overdraft protection lines of credit), sells travelers' checks (issued by an independent entity) and offers other customary commercial banking services.

Most of Alliance Bank's deposits are obtained from commercial businesses, professionals and individuals. At December 31, 2000, Alliance Bank had a total of 922 accounts, consisting of demand deposit accounts with an average balance of approximately $21,130; savings, NOW and money market accounts with an average balance of approximately $46,448; time certificates of $100,000 or more with an average balance of approximately $228,024; and other time deposits with an average balance of approximately $75,978. There is no concentration of deposits or any customer with 18% or more of Alliance Bank's deposits.

Competition

The banking business in Alliance Bank's service area is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major insured depository institutions which have many offices operating over wide geographic areas. Alliance Bank is one of many insured depository institutions located in Alliance Bank's service area. Among the advantages which major insured depository institutions have over Alliance Bank are their ability to finance extensive advertising campaigns, allocate their investment assets to regions of highest yield and demand, offer certain services (such as trust and international banking services) which are not offered directly by Alliance Bank, and offer loans with substantially higher lending limits than Alliance Bank.

Alliance Bank's market share of all bank deposits in Culver City, California was approximately 9.40% as of June 30, 2000. Alliance Bank competes with major financial institutions including Bank of America and Wells Fargo Bank, N.A. Its major community bank competitor is City National Bank. In addition to competition from insured depository institutions, principal competitors for deposits and loans have been mortgage brokerage companies, insurance companies, brokerage houses, credit card companies and even retail establishments offering investment vehicles such as mutual funds, annuities and money market funds, as well as traditional bank-like services such as check access to money market funds, or cash advances on credit card accounts. In order to compete with the other financial institutions in its principal marketing area, Alliance Bank relies principally upon local promotional activities, personal contacts by its officers, directors and employees, and close connections with its community.

Premises

Alliance Bank leases the real property located at 100 Corporate Pointe, Suite 110, Culver City, California. The lease matures on January 1, 2010. The minimum payments under the lease through maturity are as follows: for 2001, $272,000; for 2002, $278,000; for 2003, $283,000; for 2004, $289,000; for 2005, $296,000
and for the remaining four years combined, $1,269,000. These are the minimum payments and the actual rental cost could be higher.

Alliance Bank also leases the real property located at 5000 Birch Street, Suite 4900, Newport Beach, California, consisting of approximately 1,601 square feet. The lease term expires August 1, 2002. The monthly base rental on the property is $3,842.40 from January 26, 2001 through August 1, 2001 and $3,992.45 from August 2, 2001 through August 1, 2002.

Legal Proceedings

There are no legal proceedings other than ordinary routine litigation incidental to Alliance Bank's business pending against Alliance Bank to which Alliance Bank is a party or of which any of its property is subject.

Supervision and Regulation of Alliance Bank

General: Alliance Bank, as a California state-chartered bank whose deposits are insured by the FDIC up to the maximum legal limits thereof, is subject to regulation, supervision and regular examination by the Commissioner of Financial Institutions and the FDIC. While Alliance Bank is not a member of the Federal Reserve System, it is nevertheless subject to applicable provisions of the Federal Reserve Act and regulations issued pursuant thereto. The regulations of these various agencies govern most aspects of Alliance Bank's business, including required reserves on deposits, investments, loans, certain of their check clearing activities, issuance of securities, payment of dividends, branching and numerous other matters. As a consequence of the extensive regulation of commercial banking activities in California and the United States, Alliance Bank's business is particularly susceptible to changes in California and federal legislation and regulations which may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.

Impact of Monetary Policies: Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by Alliance Bank on its deposits and its other borrowings and the interest received by Alliance Bank on loans extended to its customers and securities held in its portfolio, comprises the major portion of Alliance Bank's earnings. These rates are highly sensitive to many factors which are beyond the control of Alliance Bank. Accordingly, the earnings and growth of Alliance Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The earnings and growth of Alliance Bank are affected not only by general economic conditions, both domestic and international, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The Federal Reserve Board can and does implement national monetary policy such as seeking to curb inflation and combat recession, by its open market operations in U.S. Government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements and by varying the discount rates applicable to borrowings by banks from the Federal Reserve System. The actions of the Federal Reserve Board influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact that future changes in fiscal or monetary policies or economic controls may have on Alliance Bank's business and earnings cannot be predicted. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting Alliance Bank's net income.

Current Accounting Developments: The following recent accounting rules will be applicable to the Bank's operations:

The FASB issued Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS 133 is effective for the Bank beginning January 1, 2001. The impact of SFAS 133 will not be material to the Bank's financial statements.

The FASB also issued Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaced Statement No. 125. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. Management does not expect the adoption of this Statement to have a material impact on the results of operations or financial condition of the Bank.

Recent Legislation and Other Changes: From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. Certain of the potentially significant changes which have been enacted recently and others which are currently under consideration by Congress or various regulatory agencies are discussed below.

The Federal Reserve Board and the Secretary of the Treasury in January 2001 jointly adopted a final rule governing merchant banking investments made by financial holding companies. The rule implements provisions of the Gramm-Leach-Bliley Act discussed below that permit financial holding companies to make investments as part of a bona fide securities underwriting or merchant or investment banking activity. The rule provides that a financial holding company may not, without Federal Reserve Board approval, directly or indirectly acquire any additional shares, assets or ownership interests or make any additional capital contribution to any company the shares, assets or ownership interests of which are held by the financial holding company subject to the rule if the aggregate carrying value of all merchant banking investments held by the financial holding company exceeds:

o     30 percent of the Tier 1 capital of the financial holding company, or

o after excluding interests in private equity funds, 20 percent of the Tier 1 capital of the financial holding company.

A separate final rule will establish the capital charge of merchant banking investments for the financial holding company.

The American Homeownership and Economic Opportunity Act of 2000 was enacted in late 2000 and provides for certain regulatory and financial relief to depository institutions. With respect to savings and loan associations, the Home Owners' Loan Act was amended to

o     repeal the savings association liquidity requirements, and

o permit a savings and loan holding company with prior approval to acquire more than 5% of the voting shares of a nonsubsidiary savings association or nonsubsidiary savings and loan holding company.

With respect to national banks, the Banking Act of 1933 was amended to allow a national bank to

o specifically reorganize into a bank holding company structure or merge with subsidiaries and nonbank affiliates

o     have more than 25 directors as may be allowed by the Comptroller,

o     have director terms of up to three years,

o     have a classified board, and

o allow the repurchase of stock to prevent loss upon a previously contracted debt without having to dispose of it within a period of six months.

In addition, federal banking law was amended to authorize the Comptroller to waive the citizenship requirement for a minority of the directors on national bank board and to repeal the 20% surplus requirement for national banks. As to depository institutions, in general, the federal banking agencies are to develop a system for the electronic filing and dissemination of depository institution call reports.

On September 30, 2000, the California legislature passed AB 1430, which transformed deposit taking industrial loan companies into industrial banks, a new classification of banks in California. Industrial banks now are regulated as banks subject to California banking law, and are no longer subject to any of the laws previously governing industrial loans companies; however, industrial banks are still prohibited from accepting demand deposits.

The Gramm-Leach-Bliley Act ("GLBA") was enacted in late 1999. GLBA, among other things, repeals the Glass-Steagall Act. The Glass-Steagall Act enacted in the depression era prohibited banks from affiliating with securities firms. In addition, GLBA allows for a new type of bank holding company under the Bank Holding Company Act. The new bank holding company will be allowed to engage in insurance and securities underwriting, merchant banking and insurance company portfolio investment activities. Currently, bank holding companies are strictly limited in the amount of insurance and securities underwriting activities in which they may engage.

GLBA also allows bank holding company companies to engage in any activity considered "financial" in nature or incidental to such financial activities. Under the existing Bank Holding Company Act, incidental activities are limited to those that are "banking" in nature or incidental to such banking activities.

Financial activities include, as well as lending, providing insurance as an agent, broker or as principal, issuing annuities, underwriting, and dealing in or making a market in securities. All insurance activities that are to be conducted must be conducted in compliance with applicable state laws. In connection with insurance sales the United States Supreme Court case of Barnett

Bank of Marion County N.A. v. Nelson, 116 S. Ct. 1103 (1996) is followed by GLBA, and GLBA further provides that "no state may, by statute, regulation, order, interpretation, or other action, prevent or significantly interfere with the ability of an insured depository institution, or a subsidiary or affiliate thereof, to engage, directly or indirectly, either by itself or in conjunction with a subsidiary, affiliate, or any other party, in any insurance sales, solicitation, or cross- marketing activity."

The Community Reinvestment Act provisions in GLBA require that any new bank holding company that is formed meet the conditions that all of the company's insured depository institutions are well capitalized and well managed or received at least a satisfactory rating in the most recent Community Reinvestment Act examination.

Other key aspects of GLBA include the following:

o streamlining bank holding company supervision by defining the roles of the Federal Reserve and other federal and state regulators;

o prohibiting FDIC assistance to affiliates and subsidiaries of banks and thrifts;

o allowing a national bank that is well capitalized and well managed to establish new operating subsidiaries that may engage in financial activities other than insurance underwriting, merchant banking, insurance company portfolio investments, real estate development and real estate investment, so long as the aggregate assets of all financial subsidiaries do not exceed 45% of the parent's assets or $50 billion, whichever is less;

o     permitting national banks to underwrite municipal bonds;

o providing that securities activities conducted by a bank subsidiary will be subject to regulation by the Securities and Exchange Commission;

o providing that insurance activities conducted by a bank subsidiary will be subject to regulation by the applicable state insurance authority;

o replacing broker-dealer exemptions allowed to banks with limited exemptions;

o providing that de novo unitary thrift holding company applications received by the Office of Thrift Supervision after May 4, 1999 shall not be approved;

o providing that existing unitary thrift holding companies may only be sold to financial companies;

o adopting new privacy provisions which allow customers to "opt out" of sharing nonpublic personal information with nonaffiliated third parties subject to certain exceptions;

o requiring that ATM's which impose a fee on noncustomers to disclose on the ATM screen the amount of the fee prior to a transaction becoming irrevocable on the ATM;

o providing regulatory relief to smaller banks with less than $250 million in total assets with respect to the frequency of CRA examinations. The time between examinations may be as long as five years for small banks and savings and loans; and

o     requiring plain language for federal banking agency regulations.

On October 1, 1998, the FDIC adopted two new rules governing minimum capital levels that FDIC-supervised banks must maintain against the risks to which they are exposed. The first rule makes risk-based capital standards consistent for two types of credit enhancements (i.e., recourse arrangements and direct credit substitutes) and requires different amounts of capital for different risk positions in asset securitization transactions. The second rule permits limited amounts of unrealized gains on equity securities to be recognized for risk-based capital purposes.

In August 1997, Assembly Bill 1432 ("AB1432") was signed into law, which provides for certain changes in the banking laws of California. Effective January 1, 1998 AB1432 eliminates the provisions regarding impairment of contributed capital and the assessment of shares when there is an impairment of capital. AB1432 now allows the California Department of Financial Institutions to close a bank, if the Department of Financial Institutions finds that the bank's tangible shareholders' equity is less than the greater of 3% of the bank's total assets or $1 million. AB1432 also moved administration of the Local Agency Program from the California Department of Financial Institutions to the California State Treasurer's office.

The Economic Growth and Regulatory Paperwork Reduction Act (the "1996 Act") as part of the Omnibus Appropriations Bill, was enacted on September 30, 1996 and includes many banking related provisions. The most important banking provision is the recapitalization of the Savings Association Insurance Fund ("SAIF"). The 1996 Act provides for a one time assessment, payable on November 30, 1996, of approximately 65 basis points per $100 of deposits of SAIF insured deposits including SAIF insured deposits which were assumed by banks in acquisitions of savings associations. For the years 1997 through 1999 the banking industry will assist in the payment of interest on Financing Corporation ("FICO") bonds that were issued to help pay for the clean up of the savings and loan industry. After the Year 2000, banks will pay approximately 2.4 cents per $100 of deposits until the FICO bonds mature in 2017. There is a three year moratorium on conversions of SAIF deposits to Bank Insurance Fund ("BIF") deposits. The 1996 Act also has certain regulatory relief provisions for the banking industry. Lender liability under the Superfund is eliminated for lenders who foreclose on property that is contaminated provided that the lenders were not involved with the management of the entity that contributed to the contamination. There is a five year sunset provision for the elimination of civil liability under the Truth in Savings Act. The Federal Reserve Board and Department of Housing and Urban Development are to develop a single format for Real Estate Settlement Procedures Act and Truth in Lending Act ("TILA") disclosures. TILA disclosures for adjustable mortgage loans are to be simplified. Significant revisions are made to the Fair Credit Reporting Act ("FCRA") including requiring that entities which provide information to credit bureaus conduct an investigation if a consumer claims the information to be in error. Regulatory agencies may not examine for FCRA compliance unless there is a consumer complaint investigation that reveals a violation or where the agency otherwise finds a violation. In the area of the Equal Credit Opportunity Act, banks that self-test for compliance with fair lending laws will be protected from the results of the test provided that appropriate corrective action is taken when violations are found.

It is impossible to predict what effect the enactment of certain of the above-mentioned legislation will have on Alliance Bank and on the financial institutions industry in general. Moreover, it is likely that other bills affecting the business of banks may be introduced in the future by the United States Congress or California legislature.

Capital Ratios

As of December 31, 2000, Alliance Bank's leverage ratio was 7.20%, its Tier 1 risk-based capital ratio was 8.50%, and its total risk-based capital ratio was 12.10%.

                         Selected Financial Information

The following table sets forth selected financial data of Alliance Bank as of December 31, 2000, 1999, 1998, 1997 and 1996, and the years then ended, respectively (dollar amounts, except per share amounts, in thousands):

                              2000            1999              1998              1997              1996
                           ---------        ---------         ---------         --------          --------
Interest income            $  13,684        $   9,889         $   7,501         $  5,583          $  4,688
Interest expense               5,633            3,892             2,577            1,945             1,661
Provision for
         loan losses             325              630               750              590               360
Noninterest income               829              761               678              571               556
Noninterest expense            4,988            3,762             3,285            3,115             2,869
Income tax expense             1,504              985               622                0                17
Net Income                     2,063            1,381               945              503               338

Earnings per share
         Basic             $     .47        $     .32         $     .27         $    .14          $    .10
         Diluted                 .39              .29               .22              .12               .09

Total assets               $ 124,530        $ 112,654         $  82,419         $ 65,512          $ 53,008
Total deposits               112,173          103,106            76,223           60,195            48,747
Total equity                   9,040            6,801             4,898            3,920             3,417

                   Price Range of Alliance Bank's Common Stock

The shares of Alliance Bank common stock are thinly traded, and no established public trading market exists. The shares of Alliance Bank common stock are not listed on a national exchange, and there is no established public market for Alliance Bank common stock. During 1998, 1999 and 2000, trades in Alliance Bank's stock occurred infrequently and, to the best of Alliance Bank's knowledge, no brokerage firm handled more than sporadic transactions. Under these circumstances, it is not possible to furnish a reliable range of high and low bid quotations at quarterly intervals for any of these years. As far as Alliance Bank is able to determine, the price range for Alliance Bank's stock during this time was as follows: $1.25 to $2.53 during 2000; and $0.075 to $1.60 during 1998 and 1999.

                                    Dividends

Alliance Bank has paid no cash dividends since inception. No cash dividends are expected to be paid in the immediate future. The payment of dividends in the future is subject to the discretion of the Board of Directors of Alliance Bank and will depend on Alliance Bank's earnings, financial condition and other relevant factors, including applicable regulatory orders and restrictions with respect to dividends. After the reorganization, it is expected that Alliance Bank will pay a dividend to Alliance Bancshares California in the amount of approximately $30,000 to pay for the reorganization costs and initial capitalization and provide Alliance Bancshares California with working capital. If the reorganization is approved, dividends to shareholders may be paid by Alliance Bancshares California. The payment of cash dividends by Alliance Bancshares California in the future is subject to the discretion of the Board of Directors of Alliance Bancshares California and will depend on Alliance Bank paying a cash dividend to Alliance Bancshares California. Alliance Bank's ability to pay a cash dividend to Alliance Bancshares California will depend on Alliance Bank's earnings, financial condition and other relevant factors, including applicable regulatory orders and restrictions with respect to dividends. No cash dividends by Alliance Bancshares California are expected to be paid in the immediate future.

                       Unaudited Pro Forma Capitalization

The following table sets forth the unaudited actual capitalization of Alliance Bank at March 31, 2001, the proposed capitalization of ALL Merger Company and Alliance Bancshares California immediately prior to completion of the reorganization, and the pro forma capitalization of Alliance Bank and Alliance Bancshares California on a consolidated basis to reflect the completion of the reorganization.

                                                                                                          Pro Forma of
                                  Alliance                  ALL                   Alliance              Alliance Bank and
                                  Bank(1)             Merger Company(2)          Bancshares(3)         Alliance Bancshares
                                -----------           ----------------          -------------          -------------------
                                (Unaudited)             (Unaudited)              (Unaudited)               (Unaudited)
Shareholders' Equity:
  Capital stock                 $ 3,439,081              $       100              $       150              $ 3,439,081
  Undivided Profits               6,022,409                        0                        0                6,022,409
                                -----------              -----------              -----------              -----------

      Total                     $ 9,461,490              $       100              $       150              $ 9,461,490
                                ===========              ===========              ===========              ===========

Per Share Data:
  Common stock
    Authorized                   10,000,000                1,000,000               20,000,000               10,000,000
    Outstanding                   4,505,079                      100                      100                4,505,079

-----------------
(1)   Capital stock and outstanding shares are stated as of March 31, 2001.

(2) Funds to capitalize ALL Merger Company were obtained by issuing 100 shares to Alliance Bancshares California for $100. At the time of the reorganization, Alliance Bancshares California will receive $100, and the shares of ALL Merger Company common stock will be exchanged for shares of Alliance Bank common stock.

(3) Funds to capitalize Alliance Bancshares California were obtained by a loan in the amount of $10,000 and the issuing a total of 100 shares of Alliance Bancshares California for the sum of $150.00 Upon completion of the reorganization, the loan will be repaid and the 100 shares repurchased by Alliance Bancshares California.

As of March 31, 2001, Alliance Bank had issued and outstanding 4,505,079 shares of common stock which, based upon the March 31, 2001 total shareholders' equity of Alliance Bank of $9.46 million results in a book value of $2.10 per share for Alliance Bank common stock. Based upon the number of shares outstanding as of the record date, after the reorganization, and the one-for-one share exchange of Alliance Bank common stock for Alliance Bancshares California common stock, Alliance Bancshares California will have 4,505,079 shares of common stock issued and outstanding, plus any additional shares up to 364,000 shares of common stock which become outstanding pursuant to the exercise of outstanding stock options under Alliance Bank's stock option plan. Alliance Bank also has outstanding warrants to purchase up to 100,000 additional shares of common stock, and optional convertible subordinated debentures which are convertible into 1,250,000 shares of common stock.

                   Book Value of Alliance Bank's Common Stock

The table below shows the per share book value of Alliance Bank's common stock, as of the dates indicated, for the two years ended December 31, 2000 and 1999.

      December 31, 2000                              $2.00
      December 31, 1999                              $1.56

                    Financial Statements and Related Matters

Alliance Bank's audited financial statements for the year ended December 31, 2000, were previously mailed to Alliance Bank's shareholders. Such financial statements are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the special meeting and therefore are not incorporated in this proxy statement/prospectus by reference. Additional copies may be obtained by written or telephonic request to the President of Alliance Bank.

                           Management of Alliance Bank

Directors and Executive Officers

The following table sets forth, as of April 30, 2001, the names of, and certain information regarding, the directors and executive officers of Alliance Bank.

                                            Year First
      Name and Title                         Appointed              Principal Occupation During
   Other than Director            Age        Director                    the Past Five Years
--------------------------        ---       -----------      ------------------------------------------
Michael L. Abrams,                56        1980             Attorney and owner of a law firm knows as, at
Secretary                                                    various times since 1990, the Law Offices of
                                                             Michael A. Abrams and the law firm of Abrams &
                                                             Burman

David B. Blenko                   46        1999             Partner in Highridge Partners and President of
                                                             Haveford Capital, Highridge's financing affiliate

Robert H. Bothner,                71        1989             Retired.  Previously the Chairman of Sutro & Co.,
Vice Chairman                                                Inc., a securities dealer and investment banking
                                                             firm

Lyn S. Caron, Executive           57        1986             Executive Vice President of Alliance Bank.
Vice President                                               Previously Senior Vice President of Alliance Bank

Willie D. Davis                   66        1979             President of All Pro Broadcasting, Inc., the owner
                                                             operator of radio stations KCXX-FM in San
                                                             Bernardino and WLUM-FM and WMCS-AM in
                                                             Milwaukee, Wisconsin

Daniel T. Jackson,                42                         Executive Vice President and Senior Loan Officer
Exec. Vice President                                         of Alliance Bank.
and Sr. Loan Officer

Andrew D. Reid, Exec.             53                         Executive Vice President and Cashier of Alliance
Vice President and                                           Bank
Cashier

Curtis S. Reis,                   66        1986             President and Chief Executive Officer of Alliance
Chairman, President and                                      Bank.
Chief Executive Officer

D. Gregory Scott                  44        1990             Self-employed investor.  Previously General
                                                             Manager and Chief Financial Officer of Shapell &
                                                             Webb, a real estate investment and management
                                                             company

Robert H. Thompson                64        1986             An owner and, since 1960, a partner, of the Hal
                                                             Thompson Company, a commercial and industrial
                                                             real estate brokerage firm.

None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of Alliance Bank acting within their capacities as such. There are no family relationships between any of the directors and executive officers of Alliance Bank.

Executive Compensation

No person serving as an executive officer of Alliance Bank received aggregate cash compensation of more than $100,000 during 2000, except Curtis S. Reis, Andrew D. Reid, Daniel T. Jackson and Lyn S. Caron. The following table sets forth the aggregate executive compensation for services in all capacities paid or accrued by Alliance Bank for the previous three full fiscal years, ending with December 31, 2000 to Mr. Reis, the Bank's current President, and to Mr. Jackson, Alliance Bank's Executive Vice President and Senior Loan Officer, and for the last two fiscal years to Andrew D. Reid, Executive Vice President/Cashier and Lyn S. Caron, Executive Vice President.

Executive Compensation

                           Summary Compensation Table

                                                                                           Long Term Compensation
                        Annual Compensation                                   ------------------------------------------
                                                                                         Awards              Payouts
------------------------------------------------------------------------------------------------------------------------------------
         (a)            (b)          (c)          (d)            (e)            (f)               (g)           (h)          (i)
------------------------------------------------------------------------------------------------------------------------------------
                                                                Other
                                                                Annual       Restricted                                    All Other
       Name and                                                 Compen-        Stock                            LTIP        Compen-
       Principal                    Salary        Bonus        sation(1)      Award(s)          Options/       Payouts     sation(2)
       Position         Year          ($)          ($)            ($)            ($)              SARs           ($)         ($)
------------------------------------------------------------------------------------------------------------------------------------
Curtis S. Reis,         2000        131,550      83,000           n/a             0                0              0         5,262
President              -------------------------------------------------------------------------------------------------------------
                        1999        132,815      55,200           n/a             0                0              0         5,262
                       -------------------------------------------------------------------------------------------------------------
                        1998        114,390      37,794           n/a             0          25,000 options       0         4,547
------------------------------------------------------------------------------------------------------------------------------------
Daniel T. Jackson,      2000        111,333      34,000           n/a             0          5,000 options        0         4,453
Executive Vice         -------------------------------------------------------------------------------------------------------------
President/Senior        1999        101,893      16,626           n/a             0                0              0         4,071
Loan Officer           -------------------------------------------------------------------------------------------------------------
                        1998         88,000      15,321           n/a             0          30,000 options       0         3,660
------------------------------------------------------------------------------------------------------------------------------------
Andrew D. Reid,         2000         93,500      23,500           n/a             0                0              0         3,740
Executive Vice         -------------------------------------------------------------------------------------------------------------
President/Cashier       1999         85,520      14,430           n/a             0                0              0         3,421
------------------------------------------------------------------------------------------------------------------------------------
Lyn S. Caron,           2000         97,550      25,500           n/a             0                0              0         3,902
Executive Vice         -------------------------------------------------------------------------------------------------------------
President               1999         89,779      15,330           n/a             0                0              0         3,581
------------------------------------------------------------------------------------------------------------------------------------

(1) No amount is stated in this column for certain personal benefits provided by Alliance Bank, as management has concluded that the aggregate amount of such compensation did not exceed the greater of $50,000 or ten percent (10%) of the total annual salary and bonus for the reported fiscal year.

(2) Represents amounts contributed by Alliance Bank under the Alliance Bank Employees' Savings Plan.

                  Option/SAR Exercises and Year End Value Table
             Aggregated Option/SAR Exercises in Last Fiscal Year and
                            Year End Option/SAR Value

             (a)                     (b)                        (c)                      (d)                           (e)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Number of               Value of Unexercised
                                                                                     Unexercised                  In-the-Money
                                                                                   Options/SARs at               Options/SARs at
                                                                                    Year End (#)                 Year End ($)(1)
                             Shares Acquired on           Value Realized            Exercisable/                  Exercisable/
            Name                Exercise (#)                    ($)                 Unexercisable                 Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
Lyn S. Caron,                         0                          0                  38,000/12,000                 43,500/9,000
Executive Vice
President
-----------------------------------------------------------------------------------------------------------------------------------
Daniel T. Jackson,                    0                          0                  18,000/17,000                 18,500/10,250
Exec. Vice President
and Sr. Loan Officer
-----------------------------------------------------------------------------------------------------------------------------------
Andrew D. Reid,                       0                          0                  28,000/12,000                 31,000/9,000
Exec. Vice President
and Cashier
-----------------------------------------------------------------------------------------------------------------------------------
Curtis S. Reis,                    100,000                    100,000               10,000/15,000                 7,500/11,250
President and Chief
Executive Officer
-----------------------------------------------------------------------------------------------------------------------------------

(1) Options are "in-the-money" when the fair market value of the underlying securities exceeds the exercise price of the options.

Compensation of Directors

Each outside director of Alliance Bank, six in total, was paid a retainer of $3,000 during 2000 and a fee of $300 plus travel expenses for each regularly scheduled Board of Directors meeting attended.

                                  Legal Matters

Certain legal matters in connection with the issuance of the shares of Alliance Bancshares California's common stock will be passed upon by Gary Steven Findley & Associates, Anaheim, California.

                                                                       EXHIBIT A

                   PLAN OF REORGANIZATION AND MERGER AGREEMENT

      This Plan of Reorganization and Merger Agreement ("Agreement") is made and entered into as of this ____ day of _________, 2001 by and between Alliance Bank (the "Bank") and ALL Merger Company ("Subsidiary"), to which Alliance Bancshares California (the "Holding Company") is a party.

                            RECITALS AND UNDERTAKINGS

      A. The Bank is a California banking corporation with its head banking office in Culver City, County of Los Angeles, State of California. Subsidiary and the Holding Company are each corporations duly organized and existing under the laws of the State of California with their principal offices in Culver City, County of Los Angeles, State of California.

      B. As of the date hereof, the Bank has 10,000,000 shares of no par value common stock authorized and _________ shares outstanding and 1,000,000 shares of serial preferred stock authorized and no shares of serial preferred stock outstanding. It is anticipated that prior to the Effective Date (as defined in Section 1.2 herein), the Bank will have no more than _________ shares outstanding, reflecting the number of shares of common shares outstanding as of the date of this Agreement (_________) plus the possible exercise of all stock options presently granted but unexercised (______).

      C. As of the date hereof, Subsidiary has an authorized maximum number of shares of capital stock of 1,000,000 shares, and at the Effective Date of the merger 100 of such shares will be issued and outstanding, all of which shares will be owned by the Holding Company.

      D. As of the date hereof, the Holding Company has an authorized maximum number of shares of capital stock consisting of 20,000,000 shares of no par value common stock, 100 of which will be outstanding at the time of the merger referred to herein and 20,000,000 shares of preferred stock, none of which will be outstanding at the time of the merger referred to herein.

      E. The Boards of Directors of the Bank and Subsidiary have, respectively, approved this Agreement and authorized its execution, and the Board of Directors of the Holding Company has approved this Agreement, undertaken that the Holding Company shall join in and be bound by it, and authorized the undertakings hereinafter made by the Holding Company.

      F. The parties intend by this Agreement to set forth the terms and conditions of a "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of the mutual agreements of the parties contained herein, the parties hereby agree as follows:

Section 1. General

      1.1 The Merger. On the Effective Date, Subsidiary shall be merged into the Bank, and the Bank shall be the surviving corporation (the "Surviving Corporation") and a subsidiary of the Holding Company, and its name shall continue to be "Alliance Bank."

      1.2 Effective Date. This Agreement shall become effective at the close of business on the day on which this Agreement shall have been filed with the Secretary of State of the State of California in accordance with Section 1103 of the California General Corporation Law (the "Effective Date").

      1.3 Articles of Incorporation and Bylaws. On the Effective Date, the Articles of Incorporation of the Bank, as in effect immediately prior to the Effective Date, shall be and remain the Articles of Incorporation of the Surviving Corporation; the Bylaws of the Bank shall be and remain the Bylaws of the Surviving Corporation until altered, amended or repealed; the certificate of authority of the Bank issued by the Commissioner of the California Department of Financial Institutions ("CDFI") shall be and remain the certificate of authority of the Surviving Corporation; and the Bank's insurance of deposits coverage by the Federal Deposit Insurance Corporation ("FDIC") shall be and remain the deposit insurance of the Surviving Corporation.

      1.4 Directors and Officers of the Surviving Corporation. On the Effective Date, the directors and officers of the Bank immediately prior to the Effective Date shall be and remain the directors and officers of the Surviving Corporation. Directors of the Surviving Corporation shall serve until the next annual meeting of shareholders of the Surviving Corporation or until such time as their successors are elected and have qualified.

      1.5 Effect of the Merger.

            a. Assets and Rights. Upon the merger becoming effective, all rights, privileges, franchises and property of Subsidiary, and all debts and liabilities due or to become due to Subsidiary, including things in action and every interest or asset of conceivable value or benefit, shall be deemed fully and finally and without any right of reversion transferred to and vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall have and hold the same in its own right as fully as the same was possessed and held by Subsidiary.

            b. Liabilities. Upon the merger becoming effective, all debts, liabilities, and obligations due or to become due of, and all claims or demands for any cause existing against Subsidiary shall be and become the debts, liabilities, obligations of, and the claims and demands against, the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred or become liable for them.

            c. Creditors' Rights and Liens. Upon the merger becoming effective, all rights of creditors of Subsidiary, and all liens upon the property of Subsidiary, shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the time of the merger.

            d. Pending Actions. Upon the merger becoming effective, any action or proceeding pending by or against Subsidiary shall not be deemed to have abated or been discontinued, but may be prosecuted to judgment, with the right to appeal or review as in other cases, as if the merger had not taken place or the Surviving Corporation may be substituted for Subsidiary.

      1.6 Further Assurances. The Bank and Subsidiary each agree that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, its successors or assigns may deem necessary or desirable, in order to evidence the transfer, vesting or devolution of any property right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Section 1 and otherwise to carry out the intent and purposes hereof.

Section 2. Capital Stock of the Surviving Corporation

      2.1 Stock of Subsidiary. Upon the merger becoming effective, each share of capital stock of Subsidiary issued and outstanding immediately prior to the Effective Date shall thereupon be converted into and exchanged by the Holding Company for one share of fully paid and nonassessable common stock of the Bank as the Surviving Corporation.

      2.2 Stock of the Bank. Upon the merger becoming effective, each and every share of common stock of the Bank issued and outstanding shall, by virtue of the merger and without any action on the part of the holders thereof, be exchanged for and converted into one share of fully paid and nonassessable common stock of the Holding Company, without par value.

      2.3 Exchange of Stock. Upon the merger becoming effective:

            a. at the time the merger becomes effective, the shareholders of record of the Bank shall be entitled to receive and shall be allocated one share of common stock of the Holding Company for each share of common stock of the Bank;

            b. the Holding Company shall issue the shares of its common stock which the shareholders of the Bank shall be entitled to receive; and

            c. each holder of a certificate representing shares of common stock of the Bank shall, upon presentation of such certificate for surrender to the Holding Company, be entitled to receive in exchange thereof, a certificate or certificates representing the number of shares of common stock of the Holding Company to which such holder shall be entitled. Until so surrendered, each outstanding certificate which prior to the merger represented shares of common stock of the Bank shall be deemed, for all corporate purposes, to evidence ownership of an equal number of shares of common stock of the Holding Company. On and after the Effective Date, each issued and outstanding share of common stock of the Bank shall represent one (1) share of common stock of the Holding Company. Such certificates may, but need not be, surrendered and exchanged by the holders thereof after the Effective Date, for new certificates representing the number of shares of common stock of the Holding Company to which the shareholders are entitled as set forth in this Agreement. Certificates evidencing ownership of shares of common stock of the Holding Company shall be issued to the holders of lost or destroyed shares of common stock of the Bank upon presentation to the Holding Company of such evidence of ownership and agreement of indemnity as the Holding Company may reasonably require.

      2.4 Stock Options. Upon and by reason of the merger becoming effective, the options to purchase shares of common stock of the Bank which have been granted by the Bank pursuant to the Alliance Bank 1996 Stock Option Plan shall be deemed to be options granted by the Holding Company and the obligations of the Bank with respect thereto shall be assumed by the Holding Company with the same terms and conditions, and each option to acquire one share of common stock of the Bank which is not exercised prior to the Effective Date, shall be deemed to be an option to acquire one share of common stock of the Holding Company.

      2.5 Warrants. Upon the reverse triangular merger becoming effective, each outstanding warrant to purchase Bank common stock shall, by virtue of the reverse triangular merger and without any action on the part of the holders thereof, be converted into a warrant to purchase Alliance common stock.

      2.6 Debentures. Upon the reverse triangular merger becoming effective, each outstanding optional convertible subordinated debenture of the Bank shall, by virtue of the reverse triangular merger and without any action on the part of the holders thereof, continue to be an optional convertible subordinated debenture of the Bank upon the same terms and conditions, except that, in accordance with and under the terms set forth therein, the debentures shall convert into shares of Alliance rather than into shares of the Bank.

Section 3. Approvals

      3.1 Shareholder Approval. This Agreement shall be submitted to the shareholders of the Bank and Subsidiary for ratification and approval in accordance with the applicable provisions of law.

      3.2 Regulatory Approvals. The parties shall obtain the waivers, consents and approvals of all regulatory authorities as required by law for consummation of the merger and plan of reorganization on the terms herein provided, including, without being limited to, those consents and approvals referred to in Paragraph 4.1b.

Section 4. Conditions Precedent, Termination and Payment of Expenses

      4.1 Conditions Precedent to the Merger. Consummation of the merger is conditioned upon:

            a. ratification and approval of this Agreement by the shareholders of the Bank and Subsidiary, as required by law;

            b. obtaining all other consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the merger, including, but not limited to, approval of the FDIC if required, approval of the CDFI, approval of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and any required action under the Securities Act of 1933 with respect to the securities of the Holding Company issuable upon consummation of the merger;

            c. obtaining all consents or approvals, governmental or otherwise, which are or, in the opinion of counsel for the Bank may be, necessary to permit or enable the Surviving Corporation, upon and after the merger, to conduct all or any part of the business and activities of the Bank up to the time of the merger, in the manner in which such activities and business are then conducted;

            d. the Bank's obtaining for the Holding Company, prior to the Closing Date, a letter, in form and substance satisfactory to the Holding Company's legal counsel, signed by each person who is an "affiliate" of the Bank for purposes of Rule 145 of the Securities and Exchange Commission to the effect that (i) such person will not dispose of any shares of common stock of the Holding Company to be received pursuant to the reorganization and merger, in violation of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or in any event prior to such time as financial results covering at least 30 days of post-merger combined operations have been published, and (ii) such person consents to the placing of a legend on the certificate(s) evidencing such shares referring to the issuance of such shares in a transaction to which Rule 145 is applicable and to the giving of stop-transfer instructions to the Holding Company's transfer agent with respect to such certificate(s);

            e. for the benefit of the Bank and unless waived, the Holding Company shall have received an opinion from a law firm or tax accounting firm, in form and substance satisfactory to both the Bank and the Holding Company, to the effect that: the merger of Subsidiary with and into the Bank and the exchange of shares of common stock of the Bank for shares of common stock of the Holding Company, as provided for herein, will be considered a reorganization within the meaning of Section 368(a)(1)(A) of the Code; no gain or loss will be recognized by the Bank pursuant to consummation of the merger; and no gain or loss will be recognized by the shareholders of the Bank upon the exchange of their shares of common stock of the Bank for shares of common stock of the Holding Company, as provided for herein; and

            f. performance by each party hereto of all of its obligations hereunder to be performed prior to the merger becoming effective.

      4.2 Termination of the Merger. If any condition in Paragraph 4.1 has not been fulfilled, or, if in the opinion of a majority of the Board of Directors of any of the parties:

            a. any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed merger which makes consummation of the merger inadvisable; or

            b. for any other reason consummation of the merger is inadvisable;

then this Agreement may be terminated at any time before the merger becomes effective. Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties or their respective directors, officers, employees, agents or shareholders, except as provided in Section 4.3 hereof.

      4.3 Expenses of the Merger. Subject to applicable federal laws and regulations, each party shall bear its own expenses of the merger, including filing fees, printing costs, mailing costs, accountants' fees and legal fees.

Section 5. Miscellaneous

      5.1 Assignment. Neither party shall have the right to assign its rights or obligations under this Agreement.

      5.2 Execution. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and such counterparts shall together constitute one and the same instrument.

      5.3 Governing Law. This Agreement is made and entered into in the State of California, and the laws of said State shall govern the validity and interpretation hereof.

      5.4 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the plan of reorganization and merger and supersedes all prior arrangements or understandings with respect thereto.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                        ALLIANCE BANK

                        By:
                           -----------------------------

                        Its: President
                            ----------------------------

                        By:
                           -----------------------------

                        Its: Secretary
                            ----------------------------


                        ALL MERGER COMPANY

                        By:
                           -----------------------------

                        Its: President and Secretary
                            ----------------------------

                        ALLIANCE BANCSHARES CALIFORNIA


                        By:
                           -----------------------------

                        Its: President
                            ----------------------------

                        By:
                           -----------------------------

                        Its: Secretary
                            ----------------------------

                                     PART II

Item 20. Indemnification of Directors and Officers

The Articles of Incorporation and Bylaws of Alliance Bancshares California ("Registrant") provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. Registrant's Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

Registrant's Bylaws provide that Registrant shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Registrant's Bylaws also provide that Registrant shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Registrant's Bylaws.

Item 21. Exhibits

2. Agreement and Plan of Reorganization and Merger by and between Registrant, ALL Merger Company and Alliance Bank attached as Exhibit A to the proxy statement-prospectus contained in Part I of this Registration Statement

3.1         Articles of Incorporation of Registrant

3.2         Bylaws of Registrant

4. Specimen form of certificate for Alliance Bancshares California common stock

5.          Opinion re: legality

10.1        Incentive Stock Option Agreement for Lyn S. Caron dated December 20,
            1996

10.2        Incentive Stock Option Agreement for Lyn S. Caron dated October 1,
            1998

10.3        Incentive Option Agreement for Daniel Jackson dated February 27,
            1998

10.4        Incentive Stock Option Agreement for Daniel Jackson dated October 1,
            1998

10.5        Incentive Stock Option Agreement for Daniel Jackson dated June 30,
            2000

10.6        Incentive Stock Option Agreement for Andrew D. Reid dated December
            20, 1996

10.7        Incentive Stock Option Agreement for Andrew D. Reid dated October 1,
            1998

10.8        Incentive Stock Option Agreement for Curtis S. Reis dated October 1,
            1998

10.9        Non-Qualified Stock Option Agreement for David B. Blenko dated June
            30, 2000

10.10 Non-Qualified Stock Option Agreement for Willie D. Davis dated October 1, 1998

10.11 Non-Qualified Stock Option Agreement for Michael L. Abrams dated October 1, 1998

10.12 Non-Qualified Stock Option Agreement for Robert H. Thompson dated October 1, 1998

10.13 Non-Qualified Stock Option Agreement for Robert H. Bothner dated October 1, 1998

10.14 Non-Qualified Stock Option Agreement for D. Gregory Scott dated October 1, 1998

10.15 Non-Qualified Stock Option Agreement for Robert H. Bothner dated December 20, 1996

10.16 Non-Qualified Stock Option Agreement for Robert H. Thompson dated December 20, 1996

10.17 Non-Qualified Stock Option Agreement for Michael L. Abrams dated December 20, 1996

10.18 Alliance Bank 1996 Combined Incentive and Non-Qualified Stock Option Plan and form of incentive stock option and nonqualified stock option agreements.

10.19 Alliance Bank also has certain incentive compensation plans which cover the executive officers of Alliance Bank. The first plan is a bonus plan, which covers the members of the management committee and the second is a similar but separate plan covering Alliance Bank's President. Under both plans, Alliance Bank contributes funds to a bonus fund based upon the annual net income of Alliance Bank. The plan applicable to the management committee is then allocated among the participants based on the earnings of Alliance Bank, the salary level of the officer and the officer's contribution to the success of Alliance Bank. The participant must be employed through the bonus payment date in order to share in the bonus fund. The fund covering the President of Alliance Bank is allocated solely to that individual.

10.20 Each Director is party to an identical Indemnification Agreements between she or he and Alliance Bank.

21. Sole Subsidiary of the Registrant is ALL Merger Company, a California corporation.

23.1        Consent of Counsel is included with the opinion re: legality as
            Exhibit 5 to this Registration Statement.

99. Form of proxy to be utilized in connection with Alliance Bank's annual meeting.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Culver City, California, on May 9, 2001.

                                         Alliance Bancshares California


                                         /s/ Curtis S. Reis
                                         ---------------------------------------
                                         Curtis S. Reis, President & CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


 /s/ Curtis S. Reis         , Chairman and Principal              May 9, 2001
----------------------------  Executive Officer
Curtis S. Reis


 /s/ Michael L. Abrams      , Director                            May 9, 2001
----------------------------
Michael L. Abrams


 /s/ David B. Blenko        , Director                            May 9, 2001
----------------------------
David B. Blenko


 /s/ Robert H. Bothner      , Vice Chairman                       May 9, 2001
----------------------------
Robert H. Bothner


 /s/ Lyn S. Caron           , Director                            May 9, 2001
----------------------------
Lyn S. Caron


 /s/ Willie D. Davis        , Director                            May 9, 2001
----------------------------
Willie D. Davis

 /s/ D. Gregory Scott       , Director                            May 9, 2001
----------------------------
D. Gregory Scott


 /s/ Robert H. Thompson     , Director                            May 9, 2001
----------------------------
Robert H. Thompson


 /s/ Andrew D. Reid         , Principal Accounting &              May 9, 2001
----------------------------  Financial Officer
Andrew D. Reid

                                  Exhibit Index

Exhibit
  No.                                   Description
-------     --------------------------------------------------------------------

3.1         Articles of Incorporation of Registrant

3.2         Bylaws of Registrant

4. Specimen form of certificate for Alliance Bancshares California common stock

5.          Opinion re: legality

10.1        Incentive Stock Option Agreement for Lyn S. Caron dated December 20,
            1996

10.2        Incentive Stock Option Agreement for Lyn S. Caron dated October 1,
            1998

10.3        Incentive Option Agreement for Daniel Jackson dated February 27,
            1998
[cad 192]
10.4        Incentive Stock Option Agreement for Daniel Jackson dated October 1,
            1998

10.5        Incentive Stock Option Agreement for Daniel Jackson dated June 30,
            2000

10.6        Incentive Stock Option Agreement for Andrew D. Reid dated December
            20, 1996

10.7        Incentive Stock Option Agreement for Andrew D. Reid dated October 1,
            1998

10.8        Incentive Stock Option Agreement for Curtis S. Reis dated October 1,
            1998

10.9        Non-Qualified Stock Option Agreement for David B. Blenko dated June
            30, 2000

10.10 Non-Qualified Stock Option Agreement for Willie D. Davis dated October 1, 1998

10.11 Non-Qualified Stock Option Agreement for Michael L. Abrams dated October 1, 1998

10.12 Non-Qualified Stock Option Agreement for Robert H. Thompson dated October 1, 1998

10.13 Non-Qualified Stock Option Agreement for Robert H. Bothner dated October 1, 1998

10.14 Non-Qualified Stock Option Agreement for D. Gregory Scott dated October 1, 1998

10.15 Non-Qualified Stock Option Agreement for Robert H. Bothner dated December 20, 1996

10.16 Non-Qualified Stock Option Agreement for Robert H. Thompson dated December 20, 1996

10.17 Non-Qualified Stock Option Agreement for Michael L. Abrams dated December 20, 1996

10.18 Alliance Bank 1996 Combined Incentive and Non-Qualified Stock Option Plan and form of incentive stock option and nonqualified stock option agreements.

10.20 Form of Indemnification Agreement between Alliance Bank and each of its Directors

99. Form of proxy to be utilized in connection with Alliance Bank's annual meeting.